Exhibit 99.1

Contact:	Matthew Shapiro
(212) 655-0220

Capital Trust Announces Public Offering of 4,000,000 Shares
of Class A Common Stock

NEW YORK, NY – March 24, 2008 - Capital Trust, Inc. (NYSE: CT) announced today that it has commenced a public offering of 4,000,000 shares of its class A common stock, pursuant to which Morgan Stanley & Co., Incorporated will act as sole underwriter. This offering will be made under Capital Trust’s existing shelf registration statement filed with the Securities and Exchange Commission.  All of the shares in this offering are being sold by Capital Trust.

The Company expects that this offering will be completed on or about March 28, 2008, subject to customary closing conditions. Affiliates of Samuel Zell, the Company’s chairman of the board, and W.R. Berkley Corporation, an existing shareholder, will be purchasing a number of shares in the offering sufficient to maintain their pro rata ownership interests in the Company.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  Additional information and details with respect to this offering will be included in a final prospectus supplement and related prospectus that will be filed with the Securities and Exchange Commission prior to closing.  The registration statement and related prospectus and, when available, copies of the final supplement may be obtained from Morgan Stanley, 180 Varick Street 2/F, New York, New York 10014 (telephone number: 1-866-718-1649 and email: prospectus@morganstanley.com).

About Capital Trust

Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products.  To date, the Company’s investment activities have focused primarily on the U.S. commercial real estate subordinate debt markets.  Capital Trust executes its business both as a balance sheet investor and as an investment manager.  Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.”  The Company is headquartered in New York City.